ENDORSEMENT APPLICABLE TO
                          FIXED MATURITY OPTIONS (FMOs)

This endorsement is part of your Contract. The definitions in your Contract apply to the capitalized terms used in this Endorsement, and in this endorsement "we", "our" and "us" mean Equitable Life Assurance Society of the United States and "you" and "your" mean the Owner. All references to "Contract" include "Certificate" where applicable.

Each FMO is subject to a Market Value Adjustment ("MVA") formula that may result in adjustments, positive or negative, in benefits. Such MVA will not apply upon transfer to a new FMO or to another Investment Option on the FMO's Expiration Date. The amount in a FMO before application of a MVA is called the Fixed Maturity Amount. The Annuity Account Value in a FMO will be after taking the MVA into account.

1.   FIXED MATURITY OPTION (FMO)

     We may offer one or more FMOs. For each such FMO, we guarantee to credit an interest rate (called the FMO Rate to Maturity). Interest will be credited daily to amounts in the FMO. The duration of each FMO offered under the Contract and the FMO Rate to Maturity that applies to each FMO will be furnished by us upon request. The FMO duration and the FMO Rate to Maturity for each FMO you elected upon issuance of your Contract are shown in the Data Pages.

     You may elect one or more FMO(s) according to our rules then in effect but the maximum number of FMOs that may be in effect at any one time may not exceed [12] in a Contract Year. Contributions and transfers to a FMO will be allocated according to your election. Contributions and transfers into a FMO will receive the FMO Rate to Maturity for that FMO as of the applicable Transaction Date. The Fixed Maturity Amount of a FMO is equal to the amount allocated to that FMO, plus interest at the FMO Rate to Maturity, minus any withdrawals, transfers and charges, if any, deducted from the FMO and adjusted for any MVA previously applied.

     The last day of a FMO is its Expiration Date. We will notify you at least 15 days but not more than 45 days before the Expiration Date of each FMO. One of the following three options may be elected at the Expiration Date, none of which will result in a MVA:

        (a) transfer a FMO into another FMO of any duration that we then offer;
        (b) transfer a FMO to another Investment Option;
        (c) make a withdrawal from the Fixed Maturity Amount (subject to any Withdrawal Charges and applicable restrictions that may apply).

     If no election is made with respect to amounts in a FMO as of its Expiration Date, such amounts will be transferred into the FMO with the earliest subsequent Expiration Date that we are then offering. If we are not offering new FMOs, then such amounts will be transferred into the Money Market Variable Fund. During the 30 days following the Expiration Date, the full Fixed Maturity Amount (less any withdrawals or transfers made or charges deducted during such 30 day period) may be transferred into a new FMO or other Investment Option.

     If you are age [76-80], allocations may be made only to FMOs with maturities of [seven] years or less; if you are age [81-or older] allocations may be made only to FMOs with maturities of [five] years or less, however, in no event may allocations be made to a FMO that extends beyond your Annuity Commencement Date.

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     Amounts allocated to a FMO are held in our Separate Account No. [46]
     (referred to as "SA[46]").We have established SA[46] and maintain it in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of SA[46]are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in SA[46] to support the Contract and other annuity contracts. The assets of SA[46]are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities that arise out of any other business we conduct. We may transfer assets of SA[46] in excess of reserves and other liabilities with respect to such account to another separate account or to our general account.

     We have the right, subject to compliance with applicable law, to: (a) add new separate accounts to be used for the same purpose as SA[46], (b) divide SA[46] into two or more separate accounts to be used for the same purpose, and (c) combine SA[46] with any other separate account that is used for the same purpose.

2.   TRANSFERS, WITHDRAWALS, DEATH AND ANNUITY BENEFITS

     If a request is made for a transfer from a FMO to another Investment Option or for a withdrawal from a FMO, other than as described in Item 1 above, the transfer or withdrawal will be subject to a MVA as described below. The MVA will be in addition to any withdrawal charges that apply.

     Amounts applied from a FMO to provide a death benefit or any annuity form offered by us will be subject to a MVA, unless otherwise provided in the Data Pages. A negative MVA will not be imposed on a death benefit.

     Payments or transfers from the FMO may be deferred up to six months while you are living.

     Transfers are permitted to a FMO from any Investment Option after the initial Contribution or transfer into such FMO only if such FMO is available for new contributions.

3.   MARKET VALUE ADJUSTMENT (MVA)

     The MVA applicable upon transfer or withdrawal from a FMO (referred to as "your FMO") is determined as follows:

        (a) We determine the Fixed Maturity Amount that will be payable on the Expiration Date of your FMO, using the FMO Rate to Maturity for such FMO.
        (b) We determine a current FMO Rate to Maturity (item "A" in the formula below) as of the transaction Date of your transfer or withdrawal from a FMO in accordance with the following formula:

            A = B + [C/365 x (D-B)] + E, where

            A =   The current rate used to calculate the applicable MVA.

            B = The FMO Rate to Maturity that applies to new contributions to a FMO in the same class of Contract as yours and having a maturity equal to the number of whole years remaining in your FMO. (For example, if the period remaining to maturity of your FMO is 4 years and 65 days, the applicable FMO Rate to Maturity is the rate for an FMO with an Expiration Date in 4 years.)

            C = The number of days remaining to your FMO maturity that is in excess of the whole years used in B . (For example, if the period remaining to maturity is 4 years 65 days, C is equal to 65.)

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            D =   The FMO Rate to Maturity that applies for new
                  contributions to a FMO in the same class of Contract as yours and having a maturity of one year more than the number of whole years remaining in your FMO. (This would be the rate for a five year maturity in the case of the example given above.)

            E =   A percentage that will not exceed [0.50%]

            If there are no whole years remaining in your FMO then A will be equal to D. If we are not offering a FMO with the maturity necessary to calculate B or D, then B or D respectively, will equal 3%.

     (c) We determine the present value of the Fixed Maturity Amount payable at the Expiration Date, using the time period equal to the period remaining to maturity of your FMO and the rate determined in item (b).
     (d)    We subtract the current Fixed Maturity Amount from the result in
            (c). The result is the MVA, which may be positive or negative, applicable to such FMO.

     The MVA (positive or negative) resulting from a withdrawal or transfer of a portion of the Fixed maturity Amount in a FMO will be a percentage of the MVA that would be applicable upon a withdrawal of the entire Fixed Maturity Amount from a FMO. The percentage is determined by dividing (i) the amount of the withdrawal or transfer from the FMO by (ii) the Fixed Maturity Amount in such FMO prior to the withdrawal or transfer. The MVA will be in addition to any withdrawal or transfer charges which otherwise apply.

     If we are no longer offering new FMOs, we will use the "Moody's rate" which will be a rate based on the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates, for the duration required, as published by Moody's Investor Services, Inc. The rate for the numerator will be the Moody's rate for the initial duration of the FMO on the date the Contribution was made to such FMO and the rate for the denominator will be the Moody's rate for the remaining duration on the date the withdrawal is made. If such Moody's rate is not available, a rate based on a substantially similar average will be used.

4.   REPORTS AND NOTICES

     We will report the values of the FMO in the reports sent out as described in your Contract. Such report will include the Fixed Maturity Amount, MVA and Annuity Account Value in the FMO.


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/ Christopher M. Condron                    /s/ Pauline Sherman
------------------------------------          ----------------------------------
Christopher M. Condron                        Pauline Sherman
Chairman and Chief Executive Officer          Senior Vice President, Secretary
                                              and Associate General Counsel

2002FMO(8/02)